TEXTRON	Exhibit 99
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne - 401-457-3606 Bill Pitts - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal - 401-457-2362

Textron Delivers Strong Fourth Quarter Results

Reports EPS from Continuing Operations of $1.54 compared to $1.25 a Year Ago

Books 231 New Business Jet Orders During Fourth Quarter

Expects 2007 EPS from Continuing Operations Range of $5.90 to $6.10,
Up from $5.43 in 2006

Providence, Rhode Island - January 24, 2007 - Textron Inc. (NYSE: TXT) today reported strong fourth quarter results with a 23% increase in earnings per share from continuing operations on an 18.5% revenue increase. The company also provided guidance for 2007 reflecting strong growth in earnings per share from continuing operations.

“We delivered another solid year of organic revenue growth driven by our aerospace, defense and finance businesses,” said Textron Chairman, President and CEO Lewis B. Campbell. “Strong current demand for our products, improvements in enterprise management and ongoing reshaping of our portfolio of businesses, in combination, are allowing us to invest in program ramp-ups, new products and new markets,” Campbell added.

Fourth quarter 2006 income from continuing operations was $1.54 per share, compared to $1.25 in the fourth quarter of 2005. Including discontinued operations, fourth quarter 2006 net income was $1.53 per share compared to $0.88 a year ago. Fourth quarter 2006 revenue was $3.2 billion, up 18.5% from last year.

The company’s 2006 results include $50 million in charges ($0.25 after-tax, per share) recorded at its Bell Helicopter unit in the fourth quarter related to the H-1 program.

Full-year 2006 income from continuing operations was $5.43 per share, compared to $3.78 a year ago. Including discontinued operations, 2006 full-year net income was $4.62 per share, compared to $1.49 last year. Manufacturing cash flow from continuing operations for the full-year was $1.1 billion, resulting in free cash flow of $691 million. The company generated a 16.8% return on invested capital for 2006, up 360 basis points from last year.

2007 Outlook
Textron expects full-year 2007 revenues to increase to $12.3 billion, while earnings per share are expected to be between $5.90 and $6.10. First quarter earnings per share are forecasted to be between $1.15 and $1.25 per share. The company expects full-year 2007 free cash flow in the range of $500 - $550 million.

Campbell remarked, “We remain as committed as ever to transforming Textron into the premier multi-industry company. In 2007, we will bring new products to market, win new customers, advance our military programs, and continue to improve our efficiency, all the while generating a top-quartile return on capital.”

Fourth Quarter Segment Results
Bell
Bell segment revenues increased $160 million for the fourth quarter of 2006 while segment profit decreased $73 million.

U.S. Government revenues increased $68 million in the fourth quarter, primarily due to higher volume and mix. Volume increases included Armored Security Vehicles (ASV), Intelligent Battlefield products and higher development activity on the Armed Reconnaissance Helicopter program. These higher volumes were partially offset by lower revenue on the V-22 program.

Commercial revenues increased $92 million due to higher volume and higher pricing. Volumes were up for civil aircraft, spares and services and Huey II kits, while international military aircraft deliveries were down.

Profit in the U.S. Government business decreased $44 million primarily due to the impact of unfavorable cost performance and inflation, partially offset by the impact of higher ASV volume. The unfavorable performance was primarily due to $50 million in charges recorded in the quarter related to the H-1 program.

Commercial profit decreased $29 million primarily due to unfavorable cost performance, partially offset by increased volume and higher pricing. The unfavorable year-over-year performance reflected higher overhead costs in 2006 and a gain in 2005 on the sale of our interest in the Model AB139, partially offset by a reserve recorded in 2005 at Lycoming for a crankshaft retirement program.

Bell Helicopter's backlog was $3.1 billion at December 30, 2006, compared to $2.8 billion at December 31, 2005.

Cessna
Cessna revenues increased $265 million in the fourth quarter of 2006, largely due to higher volume of Citation business jets and favorable pricing.

Segment profit increased $81 million primarily due to higher volume, higher pricing and favorable warranty performance, partially offset by inflation and higher engineering and product development costs.

Continued strength in orders led to a further increase in backlog of $1.3 billion during the quarter, resulting in a record backlog of $8.5 billion to unaffiliated customers, plus an additional $475 million for our CitationShares business.

Industrial
The Industrial segment's revenues increased $48 million in the fourth quarter of 2006 primarily due to favorable foreign exchange, higher volume and higher pricing, partially offset by the divestiture of non-core product lines.

Segment profit increased $16 million, mainly due to higher pricing, improved cost performance, primarily the result of cost reduction efforts at Kautex, and higher volume, partially offset by inflation.

Finance
The Finance segment's revenues increased $27 million in the fourth quarter of 2006, while profit increased $1 million.

The revenue increase resulted from higher average finance receivables and a higher interest rate environment. These increases were partially offset by a decrease in other income, principally due to lower fees and securitization income.

Segment profit increased as a result of the higher average finance receivables, a lower provision for loan losses and a decrease in operating expenses, largely offset by the decrease in other income.

Conference Call Information

Textron will host a conference call today, January 24, 2007, at 4:30 p.m. Eastern time to discuss its results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (888) 428-4474 in the U.S. or (612) 332-0226 outside of the U.S. (request the Textron Earnings Call).

The call will be recorded and available for playback beginning at 8:00 p.m. Eastern time on Wednesday, January 24, 2007 by dialing (320) 365-3844; Access Code: 794267.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron

Textron Inc. is an $11 billion multi-industry company operating in 32 countries with approximately 40,000 employees.  The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this report and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: [a] changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates; [b] the interruption of production at Textron facilities or Textron’s customers or suppliers; [c] Textron's ability to perform as anticipated and to control costs under contracts with the U.S. Government; [d] the U.S. Government's ability to unilaterally modify or terminate its contracts with Textron for the Government's convenience or for Textron's failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar Textron as a contractor eligible to receive future contract awards; [e] changes in national or international funding priorities and government policies on the export and import of military and commercial products; [f] the ability to control costs and successful implementation of various cost reduction programs; [g] the timing of new product launches and certifications of new aircraft products; [h] the occurrence of slowdowns or downturns in customer markets in which Textron products are sold or supplied or where Textron Financial offers financing; [i] changes in aircraft delivery schedules or cancellation of orders; [j] the impact of changes in tax legislation; [k] the extent to which Textron is able to pass raw material price increases through to customers or offset such price increases by reducing other costs; [l] Textron’s ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; [m] Textron's ability to realize full value of receivables; [n] the availability and cost of insurance; [o] increases in pension expenses and other post-retirement employee costs; [p] Textron Financial’s ability to maintain portfolio credit quality; [q] Textron Financial’s access to debt financing at competitive rates; [r] uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; [s] performance of acquisitions; [t] the efficacy of research and development investments to develop new products; [u] the launching of significant new products or programs which could result in unanticipated expenses; and [v] bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in Textron’s supply chain or difficulty in collecting amounts owed by such customers.

Further information on risks and uncertainties that may impact forward-looking statements is discussed under "Risk Factors" in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
THREE AND TWELVE MONTHS ENDED DECEMBER 30, 2006 AND DECEMBER 31, 2005
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
REVENUES	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
MANUFACTURING:
Bell	$965	$805	$3,408	$2,881
Cessna	1,232	967	4,156	3,480
Industrial	792	744	3,128	3,054
	2,989	2,516	10,692	9,415
FINANCE	212	185	798	628
Total revenues	$3,201	$2,701	$11,490	$10,043
PROFIT
MANUFACTURING:
Bell	$48	$121	$249	$368
Cessna	213	132	645	457
Industrial	32	16	163	150
	293	269	1,057	975
FINANCE	52	51	210	171
Segment profit	345	320	1,267	1,146
Special charges (a)	-	(21)	-	(118)
Corporate expenses and other, net	(60)	(54)	(202)	(199)
Interest expense, net	(20)	(21)	(90)	(90)
Income from continuing operations before income taxes	265	224	975	739
Income taxes	(69)	(56)	(269)	(223)
Income from continuing operations	196	168	706	516
Discontinued operations, net of income taxes (b)	(1)	(50)	(105)	(313)
Net income	$195	$118	$601	$203
Earnings per share:
Income from continuing operations	$1.54	$1.25	$5.43	$3.78
Discontinued operations, net of income taxes (b)	(0.01)	(0.37)	(0.81)	(2.29)
Net income	$1.53	$0.88	$4.62	$1.49
Average diluted shares outstanding	128,023,000	134,300,000	130,222,000	136,446,000

(a)
Special charges for the three months ended December 31, 2005 reflect $21 million of charges related to the 2001 sale of the Automotive Trim (“Trim”) business to subsidiaries of Collins and Aikman Corporation (“C&A”). Special charges for the twelve months ended December 31, 2005 reflect $112 million in charges related to the sale of Trim to C&A and $6 million of restructuring charges.

(b)
During the third quarter of 2006, Textron completed the sale of its Fastening Systems business. Discontinued operations, summarized by segment in the tables below, reflect after-tax impairment charges at Fastening Systems of $120 million recorded in the second quarter of 2006 and $299 million recorded in the third quarter of 2005.

	Three Months Ended				Twelve Months Ended
	December 30, 2006		December 31, 2005		December 30, 2006		December 31, 2005
	After-tax	EPS	After-tax	EPS	After-tax	EPS	After-tax	EPS
Fastening Systems	$-	$-	$(53)	$(0.39)	$(107)	$(0.83)	$(358)	$(2.63)
Industrial	-	-	6	0.040.03	3	0.03	48	0.36
Finance	(1)	(0.01)	(3)	(0.02)	(1)	(0.01)	(3)	(0.02)
Total	$(1)	$(0.01)	$(50)	$(0.37)	$(105)	$(0.81)	$(313)	$(2.29)

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$733	$786
Accounts receivable, net	964	891
Inventories	2,069	1,712
Other current assets	448	464
Net property, plant and equipment	1,773	1,574
Other assets	2,490	2,509
Assets of discontinued operations	73	1,122
Textron Finance assets	9,000	7,441
Total Assets	$17,550	$16,499

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$80	$275
Other current liabilities	2,772	2,426
Other liabilities	2,329	2,026
Long-term debt	1,720	1,659
Liabilities of discontinued operations	142	446
Textron Finance liabilities	7,858	6,391
Total Liabilities	14,901	13,223

Total Shareholders’ Equity	2,649	3,276
Total Liabilities and Shareholders’ Equity	$17,550	$16,499

Textron Inc.
Calculation of Free Cash Flow
(Dollars in millions)

	2006 Actual	2005 Actual
Net cash provided by operating activities of continuing operations	$1,119	$894
Less: capital expenditures	(419)	(356)
Plus: proceeds on sale of property, plant and equipment	7	23
Less: capital expenditures financed through capital leases	(16)	(15)
Free cash flow	$691	$546